Exhibit 2.1

EXECUTION VERSION

INTEREST SWAP AND PURCHASE AGREEMENT

BY AND AMONG

WESTERN GAS PARTNERS, LP,

WGR OPERATING, LP,

DELAWARE BASIN JV GATHERING LLC,

WILLIAMS PARTNERS L.P.,

WILLIAMS MIDSTREAM GAS SERVICES LLC,

AND

APPALACHIA MIDSTREAM SERVICES, L.L.C.

EXECUTED ON FEBRUARY 9, 2017

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5.8	Liability for Brokers’ Fees	9

5.9	Financing	10

5.10	Claims	10

5.11	Certain Disclaimers	10

Article 6 COVENANTS OF THE PARTIES		11

6.1	Exclusivity	11

6.2	Government Authorizations; Cooperation	11

6.3	Public Announcement	12

6.4	Assumption of Obligations	12

6.5	Further Assurances	13

6.6	Cooperation on Taxes	13

6.7	Cooperation with Area A ROFR Process	13

6.8	Confidentiality	13

6.9	Conduct Pending Closing	13

6.10	Shell Arbitration	14

Article 7 CONDITIONS TO CLOSING		14

7.1	Conditions of the WES Parties to Closing	14

7.2	Conditions of Williams Parties to Closing	15

Article 8 TERMINATION		17

8.1	Termination	17

8.2	Effect of Termination	17

Article 9 INDEMNIFICATION; LIMITATIONS		18

9.1	Indemnification	18

9.2	Indemnification Actions	21

9.3	Limitation on Actions	23

Article 10 MISCELLANEOUS		23

10.1	Counterparts	23

10.2	Notice	23

10.3	Expenses	25

10.4	Transfer Taxes	25

10.5	Governing Law	25

10.6	Jurisdiction; Waiver of Jury Trial	25

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10.7	Captions	26

10.8	Waivers	26

10.9	Assignment	26

10.10	Entire Agreement	26

10.11	Amendment	26

10.12	References	26

10.13	Construction	27

10.14	Limitation on Damages	27

10.15	Specific Performance	27

10.16	Right to Rely	28

10.17	Termination of DBJV Tax Partnership	28

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INTEREST SWAP AND PURCHASE AGREEMENT

This Interest Swap and Purchase Agreement (this “Agreement”), dated February 9, 2017 (the “Execution Date”), is by and among Western Gas Partners, LP, a Delaware limited partnership (“WES”), WGR Operating, LP, a Delaware limited partnership (“WGR”), Delaware Basin JV Gathering LLC, a Delaware limited liability company (“DBJV”), Williams Partners L.P., a Delaware limited partnership (“WPZ”), Williams Midstream Gas Services LLC, an Oklahoma limited liability company (“WMGS”), and Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company (“AMS”). WPZ, WMGS and AMS are sometimes individually referred to herein as a “Williams Party” and collectively as the “Williams Parties.” WES, WGR and DBJV are sometimes individually referred to herein as a “WES Party” and collectively as the “WES Parties.” The Williams Parties and the WES Parties are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, WGR possesses and owns rights, title and interests in, to and under the Area A COOA (the “Area A Interest”), including a 33.75% undivided interest in certain midstream assets in northern Pennsylvania, including those commonly known as the Rome and Liberty systems (the “Area A Assets”), pursuant to that certain Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area A of Northern Pennsylvania, by and between Mitsui E&P USA LLC (“Mitsui”), Statoil Pipelines, LLC formerly known as StatoilHydro Pipelines, LLC (“Statoil”), AMS, and WGR, as successor in interest to Anadarko Marcellus Midstream, L.L.C, dated as of: (a) as to WGR and AMS, September 1, 2006; (b) as to Statoil, November 24, 2008; and (c) as to Mitsui, January 1, 2010 (such agreement as amended, restated, supplemented, and/or as otherwise modified, the “Area A COOA”);

WHEREAS, WMGS possesses and owns rights, title and interests in, to and under the DBJV COOA (the “DBJV Interest”), including a 50% undivided interest in certain midstream assets in west Texas commonly known as the Delaware Basin Gas Gathering System (the “DBJV Assets”), pursuant to that certain Agreement for the Construction, Ownership, and Operation of the Delaware Basin Gas Gathering System (Loving, Winkler, Ward, Reeves and Culberson County, Texas) by and between WMGS, as successor in interest to Chesapeake Energy Marketing, Inc., and DBJV, dated as of July 1, 2007 (such agreement as amended, restated, supplemented and/or otherwise modified, the “DBJV COOA”);

WHEREAS, the Parties intend and desire, among other things, to exchange their respective interests in the Area A Interest (including the interest in the Area A Assets thereunder) and the DBJV Interest (including the interest in the DBJV Assets thereunder), as well as other consideration, all pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Exhibit A.

ARTICLE 2

INTEREST SWAP AND PURCHASE

2.1    WES Parties. At the Closing, and upon the terms and subject to the conditions of this Agreement:

(a)    Subject to Section 2.3 below, WGR shall transfer and convey to AMS, and AMS shall accept, all of WGR’s right, title and interest in and to the Area A Interest (including its interest in the Area A Assets thereunder), free and clear of all Encumbrances other than any restrictions under federal and state securities Laws and the terms and conditions of the Area A COOA; and

(b)    WES shall pay to WPZ the sum of (i) $155,000,000, (ii) the Area A 2017 True-up Amount, if positive, (iii) the absolute value of the DBJV 2017 True-up Amount, if negative, (iv) the Area A ROFR Payment, if any, and if not otherwise paid by Mitsui and/or Statoil directly to WPZ, and (v) the WES Outstanding Invoices Amount, if and to the extent not paid prior to Closing (the sum of such amounts, the “WES Closing Amount”).

2.2    Williams Parties. At the Closing, and upon the terms and subject to the conditions of this Agreement:

(a)    WMGS shall transfer and convey to DBJV, and DBJV shall accept, all of WMGS’ right, title and interest in and to the DBJV Interest (including its interest in the DBJV Assets thereunder), free and clear of all Encumbrances other than any restrictions under federal and state securities Laws and the terms and conditions of the DBJV COOA; and

(b)    WPZ shall pay to WES (i) the DBJV 2017 True-up Amount, if positive, (ii) the absolute value of the Area A True-up Amount, if negative, and (iii) the Williams Outstanding Invoices Amount, if and to the extent not paid prior to Closing (the sum of such amounts, the “Williams Closing Amount”).

2.3    Pro Rata Adjustment to Area A Interest for ROFR Exercise. In the event Mitsui and/or Statoil shall have timely exercised the Area A ROFR and paid to WPZ the Area A ROFR Payment, then the Area A Interest conveyed by WGR at Closing to AMS shall be adjusted pro rata as follows:

(a)    In the event both Mitsui and Statoil exercise the Area A ROFR and pay the Area A ROFR Payment, AMS shall receive (33.75/66.25) of the Area A Interest (and each of Mitsui and Statoil shall receive (16.25/66.25) of the Area A Interest); and

(b)    In the event only one of Mitsui or Statoil exercises the Area A ROFR and pays the Area A ROFR Payment, AMS shall receive (33.75/50) of the Area A Interest (and Mitsui or Statoil (as applicable) shall receive (16.25/50) of the Area A Interest);

provided however, to the extent Statoil and/or Mitsui purport to exercise the Area A ROFR but fail to close and/or pay to WPZ the Area A ROFR Payment contemporaneously with the Closing, the relevant foregoing adjustments shall not apply.

ARTICLE 3

CLOSING

3.1    Time and Place of Closing. Consummation of the transactions as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by WPZ and WES, take place at the offices of Conner & Winters, LLP in Tulsa, Oklahoma, at 10:00 a.m., central time, on the Closing Date. From and after the Closing, the Closing shall be deemed to have been effective as of 12:01 a.m., central time, on the Closing Date.

3.2    Obligations of the WES Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by each Williams Party of its obligations pursuant to Section 3.3 (if any), the WES Parties shall deliver or cause to be delivered to the Williams Parties the following:

(a)    two (2) duly executed counterparts of an assignment and assumption agreement related to the Area A COOA (the “Area A Assignment and Assumption Agreement”) in substantially the form attached hereto as Exhibit B;

(b)    two (2) duly executed counterparts of an assignment and assumption agreement related to the DBJV COOA (the “DBJV Assignment and Assumption Agreement”) in substantially the form attached hereto as Exhibit C;

(c)    a copy of (i) the Statoil ROFR Non-Participation Notice, (ii) the Mitsui ROFR Non-Participation Notice, and/or (iii) any ROFR Exercise Agreements (in each case, if executed and delivered to the WES Parties and not already received by the Williams Parties);

(d)    a wire transfer in an amount equal to the WES Closing Amount, in same-day funds to an account of WPZ designated in writing by WPZ to WES no later than two days prior to the Closing Date;

(e)    two (2) originals of a certificate duly executed by an Authorized Officer of the general partner of WES, dated as of the Closing Date, certifying on behalf of the WES Parties that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(f)    two (2) originals of a certificate duly executed by the secretary or any assistant secretary of the general partner of WES, dated as of the Closing Date, (i) attaching, and certifying on behalf of WES as complete and correct, copies of the resolutions of the board of directors of the general partner of WES authorizing the execution, delivery, and performance by the WES Parties of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of the WES Parties the incumbency of each officer executing this Agreement or any document delivered in connection with the Closing;

(g)    two (2) originals of an executed certificate described in Treasury Regulation Section 1.1445-2(b)(2) certifying that none of the WES Parties is a foreign person within the meaning of the Code; and

(h)    any other agreements, instruments or documents that are required by the terms of this Agreement under Article 7 to be delivered by a WES Party to a Williams Party or as otherwise reasonably requested by a Williams Party to consummate the transactions contemplated hereby.

3.3    Obligations of Williams Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by each WES Party of its obligations pursuant to Section 3.2 (if any), the Williams Parties shall deliver or cause to be delivered to the WES Parties the following:

(a)    two (2) duly executed counterparts of the Area A Assignment and Assumption Agreement;

(b)    two (2) duly executed counterparts of the DBJV Assignment and Assumption Agreement;

(c)    a wire transfer in an amount equal to the Williams Closing Amount (if any), in same-day funds to an account of WES designated in writing by WES to the WPZ no later than two days prior to the Closing Date;

(d)    two (2) originals of a certificate by an Authorized Officer of the general partner of WPZ, dated as of the Closing Date, certifying on behalf of the Williams Parties that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(e)    two (2) originals of a certificate duly executed by the secretary or any assistant secretary of the general partner of WPZ, dated as of the Closing Date, (i) attaching, and certifying on behalf of the Williams Parties as complete and correct, copies of the resolutions of the board of directors of the general partner of WPZ authorizing the execution, delivery and performance by the Williams Parties of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of the Williams Parties the incumbency of each officer of the Williams Parties executing this Agreement or any document delivered in connection with the Closing;

(f)    two (2) originals of an executed certificate described in Treasury Regulation Section 1.1445-2(b)(2) certifying that none of the Williams Parties is a foreign person within the meaning of the Code; and

(g)    any other agreements, instruments, or documents that are required by the terms of this Agreement under Article 7 to be delivered by a Williams Party to a WES Party or as otherwise reasonably requested by a WES Party to consummate the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE WES PARTIES

Except as set forth in the Schedules to this Agreement, and subject to Section 4.11, each WES Party represents and warrants to the Williams Parties as of the date hereof and as of the Closing Date as set forth in Sections 4.1 through 4.10 below:

4.1    Existence. Each of WES and WGR is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. DBJV is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

4.2    Power. Each WES Party has the requisite partnership or limited liability company power and authority to execute and deliver this Agreement (and all documents to be executed and delivered by such WES Party pursuant to this Agreement), to perform its obligations hereunder (and thereunder), and to consummate the transactions contemplated hereby (and thereby).

4.3    Authorization and Enforceability. The execution, delivery and performance by each WES Party of this Agreement (and all documents required to be executed and delivered by such WES Party pursuant to this Agreement), and the consummation by such WES Party of the transactions contemplated hereby (and thereby), have been duly and validly authorized by all necessary partnership or limited liability company action on the part of such WES Party or, in the case of documents to be executed and delivered pursuant to this Agreement, will have been duly and validly authorized by all necessary partnership or limited liability company action on the part of such WES Party. This Agreement has been duly executed and delivered by each WES Party (and all documents required hereunder to be executed and delivered by such WES Party pursuant to this Agreement will be duly executed and delivered by such WES Party) and, assuming the due authorization, execution and delivery by the applicable Williams Parties, this Agreement constitutes (and such other documents will constitute) the valid and binding obligations of such WES Party, enforceable against such WES Party in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

4.4    No Conflicts. The execution, delivery and performance of this Agreement by each WES Party (and all documents to be executed and delivered by such WES Party pursuant to this Agreement), and the consummation of the transactions contemplated by this Agreement (and by such documents), do not and will not (a) violate any provision of the certificate of limited partnership, certificate of formation, partnership agreement, operating agreement, limited liability company agreement or other organizational documents of such WES Party, (b) result in a material default (with due notice or lapse of time or both) or the creation of any Encumbrance, or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which such WES Party is a party or by which its assets are bound, (c) result in a material violation or breach of any judgment, order, ruling, or decree applicable to such WES Party as a party in interest, (d) result in a material violation or breach of any Laws applicable to such WES Party, or (e) other than as may be required pursuant to the HSR Act, require notice to, filing with, or the obtaining of approval from, any Governmental Body with respect to the transactions contemplated hereunder.

4.5    Ownership. At the Closing, WGR will have and convey good and valid title to the Area A Interest (including the interest in the Area Assets thereunder), free and clear of any Encumbrances, other than any restrictions under federal and state securities Laws and the terms and condition of the Area A COOA.

4.6    Investment Intent. The WES Parties are acquiring the DBJV Interest for their own account and not with a present intent to transfer or otherwise distribute the DBJV Interest to any other Person in violation of applicable securities Laws.

4.7    Independent Investigation. The WES Parties recognize that investment in the DBJV Interest involves substantial risks. The WES Parties and their advisors (if any) are experienced and knowledgeable in the oil and gas business and aware of the risks of that business and have specific and extensive knowledge of the DBJV COOA and the DBJV Assets by virtue of the operatorship of DBJV. The WES Parties acknowledge and affirm that, as of the Execution Date, they have made all such independent investigation, verification, analysis and evaluation of the DBJV Interest and related assets, liabilities, businesses and prospects as the WES Parties deem necessary or appropriate to enter into this Agreement. Except for the representations and warranties expressly made by WPZ in Article 5 of this Agreement, or by any Williams Party in the agreements, instruments, documents or certificates to be delivered by the Williams Parties pursuant to this Agreement, the WES Parties acknowledge that there are no representations or warranties, express or implied, as to the DBJV Interest or the related assets, liabilities, businesses and prospects and that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, the WES Parties have relied solely upon their own independent investigation, verification, analysis, evaluation, and knowledge, including all knowledge acquired as a co-owner and operator of the DBJV Assets under the DBJV COOA.

4.8    Liability for Brokers’ Fees. The Williams Parties will not, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of the WES Parties or any Affiliate of the WES Parties, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

4.9    Financing. At the Closing Date, WES will have sufficient cash, available lines of credit or other sources of immediately available funds (in U.S. dollars) to enable it to make the WES Closing Payment.

4.10    Claims. No WES Party, or any Affiliate of a WES Party, has previously assigned or transferred, or purported to assign or transfer, to any Person, all or any part of any claim, demand, liability, responsibility, dispute, cause of action or obligation released pursuant to Section 9.1(d).

4.11    Certain Disclaimers.

(a)    The representations and warranties set forth in this Article 4 and in the agreements, instruments, documents and certificates to be delivered by the WES Parties at Closing pursuant to this Agreement are the only representations and warranties made by the WES Parties. Except as specifically set forth in this Article 4, or in the agreements, instruments, documents and certificates to be delivered by the WES Parties at Closing pursuant to this Agreement, the WES Parties make no, and disclaim any, representation and warranty, express or implied, as to any matter whatsoever relating to the WES Parties, the Area A Interest, the Area A Assets, the Area A COOA or any other matter relating to the transactions contemplated by this Agreement.

(b)    WITHOUT LIMITING THE GENERALITY OF SECTION 4.11(a), EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS ARTICLE 4 OR IN THE AGREEMENTS, INSTRUMENTS, DOCUMENTS OR CERTIFICATES TO BE DELIVERED BY THE WES PARTIES AT CLOSING PURSUANT TO THIS AGREEMENT, THE WES PARTIES FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING (I) TITLE TO THE AREA A INTEREST OR ANY OF THE AREA A ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY CONSULTANT, RELATING TO THE AREA A INTEREST, THE AREA A ASSETS OR THE AREA A COOA, (III) ANY ESTIMATES OF THE VALUE OF THE AREA A INTEREST, THE AREA A ASSETS OR THE AREA A COOA OR FUTURE REVENUES GENERATED BY ANY OF THE PRECEDING, OR (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE AREA A ASSETS, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR OTHER PERSONAL PROPERTY, OR REGARDING INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS IN CONNECTION WITH THE OPERATION OF AREA A ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT AMS SHALL BE DEEMED TO BE OBTAINING THE AREA A INTEREST, THE AREA A ASSETS, THE AREA A COOA AND OTHER DIRECT AND INDIRECT RIGHTS RELATED TO THE SAME IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT THE WILLIAMS PARTIES SHALL CAUSE TO BE MADE SUCH INSPECTIONS AS THE WILLIAMS PARTIES DEEM APPROPRIATE. The Parties agree that the disclaimers in this Section are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE WILLIAMS PARTIES

Except as set forth in the Schedules to this Agreement, and subject to Section 5.11, each Williams Party represents and warrants to the WES Parties as of the date hereof and as of the Closing Date as set forth in Sections 5.1 through 5.10 below:

5.1    Existence. WPZ is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of WMGS and AMS is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Oklahoma.

5.2    Power. Each Williams Party has the requisite partnership or limited liability company power and authority to execute and deliver this Agreement (and all documents to be executed and delivered by such Williams Party pursuant to this Agreement), to perform its obligations hereunder (and thereunder), and to consummate the transactions contemplated hereby (and thereby).

5.3    Authorization and Enforceability. The execution, delivery and performance by each Williams Party of this Agreement (and all documents required to be executed and delivered by such Williams Party pursuant to this Agreement), and the consummation by such Williams Party of the transactions contemplated hereby (and thereby), have been duly and validly authorized by all necessary partnership or limited liability company action on the part of such Williams Party or, in the case of documents to be executed and delivered pursuant to this Agreement, will have been duly and validly authorized by all necessary partnership or limited liability company action on the part of such Williams Party. This Agreement has been duly executed and delivered by each Williams Party (and all documents required hereunder to be executed and delivered by such Williams Party pursuant to this Agreement will be duly executed and delivered by such Williams Party) and, assuming the due authorization, execution and delivery by the applicable WES Parties, this Agreement constitutes (and such other documents will constitute) the valid and binding obligations of such Williams Party, enforceable against such Williams Party in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.

5.4    No Conflicts. The execution, delivery and performance of this Agreement by each Williams Party (and all documents to be executed and delivered by such Williams Party pursuant to this Agreement), and the consummation of the transactions contemplated by this Agreement (and by such documents), do not and will not (a) violate any provision of the certificate of limited partnership, articles of organization, partnership agreement, operating agreement, limited liability company agreement or other organizational documents of such Williams Party, (b) result in a material default (with due notice or lapse of time or both) or the creation of any Encumbrance, or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which such Williams Party is a party or by which its assets are bound, (c) result in a material violation or breach of any judgment, order, ruling, or decree applicable to such Williams Party as a party in interest, (d) result in a material violation or breach of any Laws applicable to such Williams

Party, or (e) other than as may be required pursuant to the HSR Act, require notice to, filing with, or the obtaining of approval from, any Governmental Body with respect to the transactions contemplated hereunder.

5.5    Ownership. At the Closing, WMGS will have and convey good and valid title to the DBJV Interest (including the interest in the DBJV Assets thereunder), free and clear of any Encumbrances, other than any restrictions under federal and state securities Laws and the terms and condition of the DBJV COOA.

5.6    Investment Intent. The Williams Parties are acquiring the Area A Interest for their own account and not with a present intent to transfer or otherwise distribute the Area A Interest to any other Person in violation of applicable securities Laws.

5.7    Independent Investigation. The Williams Parties recognize that investment in the Area A Interest involves substantial risks. The Williams Parties and their advisors (if any) are experienced and knowledgeable in the oil and gas business and aware of the risks of that business and have specific and extensive knowledge of the Area A COOA and the Area A Assets by virtue of the operatorship of AMS.    The Williams Parties acknowledge and affirm that, as of the Execution Date, they have made all such independent investigation, verification, analysis and evaluation of the Area A Interest and related assets, liabilities, businesses and prospects as the Williams Parties deem necessary or appropriate to enter into this Agreement. Except for the representations and warranties expressly made by WES in Article 4 of this Agreement, or by any WES Party in the agreements, instruments, documents or certificates to be delivered by the WES Parties pursuant to this Agreement, the Williams Parties acknowledge that there are no representations or warranties, express or implied, as to the Area A Interest or the related assets, liabilities, businesses and prospects and that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Williams Parties have relied solely upon their own independent investigation, verification, analysis, evaluation, and knowledge, including all knowledge acquired as a co-owner and operator of the Area A Assets under the Area A COOA.

5.8    Liability for Brokers’ Fees. The WES Parties will not, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of the Williams Parties or any Affiliate of the Williams Parties, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

5.9    Financing. At the Closing Date, WPZ will have sufficient cash, available lines of credit or other sources of immediately available funds (in U.S. dollars) to enable it to make the Williams Closing Payment.

5.10    Claims. No Williams Party, or any Affiliate of a Williams Party, has previously assigned or transferred, or purported to assign or transfer, to any Person, all or any part of any claim, demand, liability, responsibility, dispute, cause of action or obligation released pursuant to Section 9.1(d).

5.11    Certain Disclaimers.

(a)    The representations and warranties set forth in this Article 5 and in the agreements, instruments, documents and certificates to be delivered by the Williams Parties at Closing are the only representations and warranties made by the Williams Parties. Except as specifically set forth in this Article 5, or in the agreements, instruments, documents and certificates to be delivered by the Williams Parties at Closing pursuant to this Agreement, the Williams Parties make no, and disclaim any, representation and warranty, express or implied, as to any matter whatsoever relating to the Williams Parties, the DBJV Interest, the DBJV Assets, the DBJV COOA or any other matter relating to the transactions contemplated by this Agreement.

(b)    WITHOUT LIMITING THE GENERALITY OF SECTION 5.11(a), EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS ARTICLE 5 OR IN THE AGREEMENTS, INSTRUMENTS, DOCUMENTS OR CERTIFICATES TO BE DELIVERED BY THE WILLIAMS PARTIES AT CLOSING PURSUANT TO THIS AGREEMENT, THE WILLIAMS PARTIES FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING (I) TITLE TO THE DBJV INTEREST OR ANY OF THE DBJV ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY CONSULTANT, RELATING TO THE DBJV INTEREST, THE DBJV ASSETS AND THE DBJV COOA, (III) ANY ESTIMATES OF THE VALUE OF THE DBJV INTEREST, THE DBJV ASSETS, THE DBJV COOA, OR FUTURE REVENUES GENERATED BY ANY OF THE PRECEDING, OR (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE DBJV ASSETS, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR OTHER PERSONAL PROPERTY, OR REGARDING INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS IN CONNECTION WITH THE OPERATION OF THE DBJV ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT DBJV SHALL BE DEEMED TO BE OBTAINING THE DBJV INTEREST, THE DBJV ASSETS, THE DBJV COOA AND OTHER DIRECT AND INDIRECT RIGHTS RELATED TO THE SAME IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT THE WES PARTIES SHALL CAUSE TO BE MADE SUCH INSPECTIONS AS THE WES PARTIES DEEM APPROPRIATE. The Parties agree that the disclaimers in this Section are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1    Exclusivity. In consideration of the resources, time and expense each of the Williams Parties, on the one hand, and the WES Parties, on the other hand, has incurred and will incur in connection with transactions contemplated in this Agreement, without the prior written consent of other Party, during the period from the Execution Date until the earlier of the Closing Date or the termination of this Agreement, except as may be required in connection with any rights of first refusal or similar rights provided in an Underlying Agreement and as contemplated by this Agreement, none of the Williams Parties or WES Parties shall (a) sell, transfer, or place an Encumbrance (other than any Encumbrances that may be imposed by applicable securities Laws) upon the interests to be conveyed by it hereunder or any portion thereof, (b) directly or indirectly solicit, facilitate or knowingly encourage any other proposal relating to a Competing Transaction, (c) negotiate or enter into a letter of intent, agreement in principle, arrangement, understanding, agreement or contract regarding a Competing Transaction, or (d) otherwise cooperate in any way, including through the provision of confidential information, with any Person in connection with a Competing Transaction. As used in this Agreement, “Competing Transaction” means the direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, or financing, in a single transaction or series of related transactions, of all or any portion of the interests to be conveyed by any Party hereunder.

6.2    Government Authorizations; Cooperation.

(a)    WPZ and WES shall, each in a timely manner, (i) make all required filings, provide all required notices, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, notices, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby (the “Government Authorizations”), and (ii) provide such information as the other may reasonably request to make or obtain the Government Authorizations. Each Party shall reasonably cooperate with and use commercially reasonable efforts to assist the other with respect to the Government Authorizations. Each Party shall promptly supply any additional information and documentary material that may reasonably be requested by any Governmental Body in connection with the filings, notices and applications for the Government Authorizations. Each Party shall bear its own costs of all filing or application fees payable to any Governmental Body with respect to the transactions contemplated by this Agreement, provided that if an HSR filing is required as provided herein, the costs of filing fees under the HSR Act will be paid equally by WPZ and WES.

(b)    If any objections are asserted with respect to the transactions contemplated hereby under any antitrust or competition Law or if any suit or proceeding is instituted or threatened by any Governmental Body or any private party challenging any of the transactions contemplated hereby as violating any antitrust or competition Law, each of the Williams Parties and the WES Parties shall use its commercially reasonable efforts to promptly resolve such objections in order to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable, provided, however, that notwithstanding the foregoing, the Williams Parties and the WES Parties shall have the right, but not the obligation, to defend at their own cost any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement under any antitrust or competition Law, including but not limited to seeking to have any stay, injunction, or temporary restraining order entered by any court or other Governmental Body vacated or reversed. Notwithstanding anything to the contrary in this Agreement, none of the Williams Parties or WES Parties shall be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of any assets or rights of the Parties or any of their Affiliates, or (ii) limit the Parties’ or their Affiliates’ freedom of action with respect to, or its or their ability to retain, conduct, consolidate or otherwise control, any of the Parties’ or their Affiliates’ assets or businesses.

6.3    Public Announcement. Except as expressly provided in this Section 6.3, until the Closing, none of the Williams Parties, the WES Parties, or any of their respective Affiliates shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party. Each Party acknowledges that the other Party (or its Affiliates) intends to issue a press release concerning this Agreement shortly after the execution of this Agreement in substantially the form previously provided to and approved by the other Party. Nothing in this Section 6.3 shall restrict disclosures by the Williams Parties, the WES Parties or any of their respective Affiliates (a) that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or (b) to Governmental Bodies and third Persons holding rights of consent or rights to receive notice that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such rights or such consents or to provide such notice, provided that, in each case to which such an exception applies, the releasing Party shall, to the extent legally permissible, provide the other Party not less than twenty-four (24) hours to comment on a draft of such disclosure, and such releasing Party shall consider in good faith all comments provided by such other Party. The Williams Parties and the WES Parties shall each be liable for compliance by their respective Affiliates with the terms of this Section 6.3.

6.4    Assumption of Obligations. By the consummation of the transactions contemplated by this Agreement at the Closing, and without limiting the indemnification obligations of the Parties under Article 9 (including those relating to the representations and warranties contained herein), each Party assumes and agrees to pay, perform and discharge all obligations with respect to the interests transferred to such Party hereunder, whether arising under the Underlying Agreements, applicable Law or otherwise, and whether attributable to the period before or after the Effective Time, but excluding (a) any obligations to the extent caused by the gross negligence, willful misconduct or criminal activity of the transferring Party, (b) any obligations of the transferring Party or its Affiliates arising under U.S. federal, state or local income, franchise or similar Tax Laws for taxable periods prior to or ending at the Effective Time, and (c) any obligations arising out of a willful material breach by the transferring Party (or any of its Affiliates) of the Underlying Agreements.

6.5    Further Assurances. At and after the Closing, the Williams Parties and the WES Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the Williams Parties, on the one hand, and the WES Parties, on the other hand, for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.6    Cooperation on Taxes. Each Party shall promptly furnish to the other Parties such information pertaining to interests conveyed hereunder or the transactions contemplated by this Agreement, as may reasonably be requested by any other Party with respect to Tax matters of such other Party or Affiliate of such other Party, including by providing access to relevant books and records and making employees available to provide additional information and explanation of any materials provided hereunder, but in each case only to the extent that such Party may do so without violating applicable Laws or any obligations to any third Person and to the extent that such Party has access to such information and has authority to furnish such information under any restrictions binding on such Party. The Parties shall further reasonably cooperate, and cause their Affiliates to reasonably cooperate, with each other in connection with the preparation of any Tax Returns.

6.7    Cooperation with Area A ROFR Process. The Parties will reasonably cooperate and use commercially reasonable efforts to assist each other to satisfy the conditions precedent set forth in Section 7.2(h) with respect to the Area A ROFR. Without limitation of the foregoing, the Parties agree the procedures and notice described in Schedule 6.7 shall be used for purposes of complying with notice requirements under the Area A ROFR.

6.8    Confidentiality. Upon Closing and for a period of two (2) years thereafter, each of the Parties agrees to keep confidential, and not to make use of (other than for purposes of filing its Tax Returns or for other routine matters required by Law) or, without the prior written consent of the other Parties, disclose to any Person, any information or matter disclosed by such Parties relating to the interest(s) such other Parties have conveyed hereunder (other than disclosure as required by any applicable Law, including the rules and regulations of the United States Securities and Exchange Commission, and the New York Stock Exchange, NASDAQ, or any other applicable national securities exchange), provided, however, that if any Party receives a request to disclose any such information under the terms of a subpoena or order issued by a court of competent jurisdiction or by any applicable Law, such Party will, to the extent permitted by Law: (a) immediately notify the other Parties of the existence, terms, and circumstances surrounding such request; (b) consult with the other Parties as to the advisability of taking steps legally available to resist or narrow the scope of the disclosure required by such subpoena, order, or Law; and (c) exercise its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to any information so disclosed by such other Parties.

6.9    Conduct Pending Closing. During the period from the Execution Date until the earlier of the Closing Date or the termination of this Agreement:

(a)    None of the WES Parties shall require payment from any Williams Party (or its Affiliates) with respect to the DBJV Interest (for capital calls or otherwise), and WES (or one of its Affiliates) shall fund on behalf of the Williams Parties any such amounts owing, provided, however, that if this Agreement is terminated without closing, the Williams Parties shall pay to WES such amounts paid by WES that would have otherwise have been required to be paid by the Williams Parties under the DBJV Interest;

(b)    None of the Williams Parties shall require payment from any WES Party (or its Affiliates) with respect to the Area A Interest (for capital calls or otherwise), and AMS (or one of its Affiliates) shall fund on behalf of the WES Parties any such amounts owing, provided, however, that if this Agreement is terminated without closing, the WES Parties shall pay promptly to AMS such amounts paid by AMS that would have otherwise have been required to be paid by the WES Parties under the Area A Interest;

(c)    Other than in accordance with the Area A ROFR, as contemplated by this Agreement, the WES Parties shall maintain the Area A Interest unencumbered and unmodified and shall not vote or otherwise exercise rights under the Area A Interest in any manner inconsistent with the preservation of the value of the Area A Interest or the consummation of the transactions contemplated by this Agreement;

(d)    The Williams Parties shall maintain the DBJV Interest unencumbered and unmodified and shall not vote or otherwise exercise rights under the DBJV Interest in any manner inconsistent with the preservation of the value of the DBJV Interest or the consummation of the transactions contemplated by this Agreement; and

(e)    No Party will assign or transfer to any Person whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations to be released at Closing pursuant to Section 9.1(d).

6.10    Shell Arbitration. From and after the Execution Date, including post-Closing, the Parties will fully comply with the provisions set forth in Schedule 6.10 related to the Shell Arbitration.

ARTICLE 7

CONDITIONS TO CLOSING

7.1    Conditions of the WES Parties to Closing. The obligations of the WES Parties to consummate the transactions contemplated by this Agreement are subject, at the option of the WES Parties, to the satisfaction at or prior to Closing of each of the following conditions:

(a)    Representations. The representations and warranties of Williams Parties set forth in Article 5 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material,” “in all material respects,” or similar words, in which case such representations and warranties shall be true and correct in all respects), in each case as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects or in all respects, as the case may be, on and as of such specified date).

(b)    Performance. The Williams Parties shall have performed and observed all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date.

(c)    Pending Litigation. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by the WES Parties or their Affiliates) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator.

(d)    Deliveries. The Williams Parties shall have delivered to the WES Parties the agreements, instruments, documents and certificates to be delivered by the Williams Parties under Section 3.3.

(e)    Payment. WPZ shall have paid to WES the Williams Closing Amount (if any).

(f)    Government Authorizations. All terminations or expirations of waiting periods imposed by any Governmental Body shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(g)    Material Adverse Effect. From the Execution Date, no Material Adverse Effect shall have occurred with respect to the DBJV Interest.

7.2    Conditions of Williams Parties to Closing. The obligations of the Williams Parties to consummate the transactions contemplated by this Agreement are subject, at the option of the Williams Parties, to the satisfaction at or prior to Closing of each of the following conditions:

(a)    Representations. The representations and warranties of the WES Parties set forth in Article 4 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material,” “in all material respects,” or similar words, in which case such representations and warranties shall be true and correct in all respects), as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects or in all respects, as the case may be, on and as of such specified date).

(b)    Performance. The WES Parties shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(c)    Pending Litigation. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by the Williams Parties or their Affiliates) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator.

(d)    Deliveries. The WES Parties shall have delivered to the Williams Parties duly executed counterparts of the agreements, instruments, documents and certificates to be delivered by the WES Parties under Section 3.2.

(e)    Payment. WES shall have paid to WPZ the WES Closing Amount, including, for the avoidance of doubt, the Area A ROFR Payment in the event Mitsui and/or Statoil shall have exercised the Area A ROFR, unless such Area A ROFR Payment shall have been fully paid by Mitsui and/or Statoil directly to the Williams Parties.

(f)    Government Authorizations. All terminations or expirations of waiting periods imposed by any Governmental Body shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(g)    Material Adverse Effect. From the Execution Date, no Material Adverse Effect shall have occurred with respect to the Area A Interest.

(h)    ROFR Non-Participation Notices/Area A ROFR Exercise. Each of Statoil and Mitsui shall have:

(i)    delivered to AMS and WES the Statoil ROFR Non-Participation Notice or the Mitsui ROFR Non-Participation Notice, as applicable; or

(ii)    failed to timely exercise the Area A ROFR, such that Statoil and/or Mitsui is without any right of participation or right of first refusal with respect to the transactions contemplated by this Agreement; or

(iii)    (A) exercised timely the Area A ROFR with respect to the transactions contemplated by this Agreement, and (B) together with its publicly-traded parent, executed and delivered a valid and legally binding purchase and sale agreement or similar agreement with substantive terms and conditions substantially identical to the terms and conditions of this Agreement (with appropriate changes to reflect a cash purchase price) to AMS and WGR that (x) provides for a concurrent closing with the transactions contemplated by this

Agreement, and (y) provides that AMS shall receive an amount no less than the Area A ROFR Payment (taking into account the payment obligations of both Mitsui and Statoil in the event both exercise the Area A ROFR and the obligation of WES hereunder to pay the amount of the Area A ROFR Payment to AMS if the Area A ROFR Payment is not paid directly to AMS) (such agreement, the “ROFR Exercise Agreement”).

ARTICLE 8

TERMINATION

8.1    Termination.

(a)    This Agreement may be terminated at any time prior to Closing:

(ii)    by the mutual prior written consent of the Williams Parties and the WES Parties;

(iii)    by WPZ, if the Williams Parties are not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the WES Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by the WES Parties within ten (10) days of the WES Parties’ receipt of written notice of such breach from the Williams Parties;

(iv)    by WES, if the WES Parties are not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Williams Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by the Williams Parties within ten (10) days of the Williams Parties’ receipt of written notice of such breach from the WES Parties; or

(v)    by either WES or WPZ, if Closing has not occurred on or before the Termination Date, provided, however, that no Party shall be entitled to terminate this Agreement under this Section 8.1(a)(v) (x) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants and agreements hereunder or (y) if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 10.15.

(b)    The Party desiring to terminate this Agreement pursuant to Section 8.1(a) shall give written notice of such termination to the other Party hereto specifying the provision hereof pursuant to which such termination is made.

8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.8, 5.8 and 6.3, this Section 8.2 and Article 10, which shall continue in full force and effect). Notwithstanding anything to the contrary contained in this Agreement, the termination of this Agreement shall not relieve any Party from liability for any breach or breaches of its agreements or covenants which occurred on or prior to the date of such termination, which breach or breaches resulted in the conditions set forth in Section 7.1(b), Section 7.1(d), Section 7.1(e), Section 7.2(b), Section 7.2(d) or Section 7.2(e), as applicable, not being satisfied, in which case the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

ARTICLE 9

INDEMNIFICATION; LIMITATIONS

9.1    Indemnification.

(a)    From and after the Closing, the Williams Parties, jointly and severally, shall indemnify, defend and hold harmless the WES Parties from and against all Damages incurred or suffered by the WES Parties:

(ii)    arising out of or in connection with obligations assumed by the Williams Parties pursuant to Section 6.4; provided, however, that the Williams Parties shall have no liability to the WES Parties for any Damages for which (A) the Williams Parties are entitled to be indemnified pursuant to this Agreement or (B) the event or circumstance giving rise to such Damages also constitutes a breach of any of the WES Parties’ representations or warranties set forth in this Agreement or arises as a result of the WES Parties’ breach of any of their covenants or agreements under this Agreement, or their willful material breach of their covenants or agreements under the Underlying Agreements;

(iii)    caused by or arising out of or resulting from the Williams Parties’ breach of any of the Williams Parties’ covenants or agreements contained in this Agreement;

(iv)    caused by or arising out of or resulting from any breach of any representation or warranty made by the Williams Parties contained in Article 5 of this Agreement or by any Williams Party in the agreements, instruments, documents or certificates delivered by the Williams Parties at Closing pursuant to this Agreement; or

(v)    arising out of or in connection with the DBJV Interest, the DBJV Assets, the DBJV COOA, or the liabilities, operations or other activities related thereto, whether arising under contracts, applicable Law or otherwise, attributable to the period before the Effective Time (A) resulting from the gross negligence, willful misconduct or criminal activity of the Williams Parties or any of their Affiliates, (B) with respect to any obligations of the Williams Parties or their Affiliates arising under U.S. federal, state, or local income, franchise or similar Tax Laws for periods prior to or ending at the Effective Time and (C) resulting from a willful material breach by any Williams Party (or any Affiliate of a Williams Party) of the Underlying Agreements.

(b)    From and after the Closing, the WES Parties, jointly and severally, shall indemnify, defend and hold harmless the Williams Parties against and from all Damages incurred or suffered by the Williams Parties:

(ii)    arising out of or in connection with obligations assumed by the WES Parties pursuant to Section 6.4; provided, however, that WES shall have no liability to the Williams Parties for any Damages for which the event or circumstance giving rise to such Damages also constitutes a breach of any of the Williams Parties’ representations or warranties set forth in this Agreement or arises as a result of the Williams Parties’ breach of any of their covenants or agreements under this Agreement, or their willful material breach of any of their covenants or agreements under the Underlying Agreements;

(iii)    caused by or arising out of or resulting from the WES Parties’ breach of any of the WES Parties’ covenants or agreements contained in this Agreement;

(iv)    caused by or arising out of or resulting from any breach of any representation or warranty made by the WES Parties contained in Article 4 of this Agreement, or by any WES Party in the agreements, instruments, documents or certificates delivered by the WES Parties at Closing pursuant to this Agreement; or

(v)    arising out of or in connection with the Area A Interest, the Area A Assets, the Area A COOA or the liabilities, operations or other activities related thereto, whether arising under contracts, applicable Law or otherwise, attributable to the period before the Effective Time (A) resulting from the gross negligence, willful misconduct or criminal activity of the WES Parties or any of their Affiliates, (B) with respect to any obligations of the WES Parties or their Affiliates arising under U.S. federal, state, or local income, franchise or similar Tax Laws for periods prior to or ending at the Effective Time and (C) resulting from a willful material breach by any WES Party (or any Affiliate of a WES Party) of the Underlying Agreements.

(c)    Notwithstanding anything to the contrary contained in this Agreement, except (i) as provided in Section 8.2 and Section 10.15, (ii) the right of a Party to exercise all remedies available at law or equity in connection with the other Party’s failure to consummate the transactions contemplated by this Agreement as required by the terms hereof, and (iii) for causes of action based upon intentional fraud or intentional misrepresentation, this Section 9.1 contains the Parties’ sole and exclusive remedies against each other with respect to any and all claims for any breaches of the representations, warranties, covenants and agreements herein or otherwise relating to the subject matter of this Agreement (subject to the stated exclusions, the “Exclusive Representations and Covenants”).

(d)    Effective upon Closing, except for (A) the remedies contained in this Section 9.1 and Section 10.15, (B) the right of a Party to exercise all remedies available at law or in equity in connection with the other Party’s failure to consummate the transactions contemplated by this Agreement as required by the terms hereof, and (C) causes of action based on intentional fraud or intentional misrepresentation, the WES Parties and the Williams Parties each release, remise and forever discharge the other Parties and their Affiliates and all such Parties’ officers, directors, members, managers, employees, agents, advisors and representatives from any and all Losses, including any and all causes of action whatsoever, in law or in equity, known or unknown, suffered or incurred by such Parties at any time, whether before or after the Effective Time, based on, relating to or arising out of this Agreement, the interests conveyed under this Agreement, the activities, operations, assets or liabilities related to such interests (including with respect to the Outstanding Invoices) or the use, condition, quality, status or nature of the assets and properties directly or indirectly conveyed hereunder, including rights to contribution under any Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and rights of contribution, rights under the Underlying Agreements, and rights under insurance maintained by any Party, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any released Person, but, for the avoidance of doubt, without prejudice to any Party’s rights under Section 10.15, or to exercise all remedies available at law or in equity in connection with the other Party’s failure to consummate the transactions contemplated by this Agreement as required by the terms hereof. Each Party has read and understands all of the provisions of this Section 9.1(d), and each Party has been represented by legal counsel of its own choosing in connection with the negotiation, execution and delivery of this Agreement.

(e)    “Damages,” for purposes of this Article 9, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including the costs of enforcement of the indemnity and shall include (i) reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and (ii) the costs of investigation and/or monitoring of such matters. No Indemnified Person shall be entitled to indemnification under this Section 9.1 for, and “Damages” shall not include, (A) any punitive, exemplary, consequential or indirect damages (other than such damages suffered by Persons other than Indemnified Persons for which an Indemnified Person has been held liable), (B) any Taxes that may be assessed on payments made under this Article 9 or the loss, reduction or limitation of any Tax benefits to which the Indemnified Person may be entitled (nor shall any offset be made for Tax benefits to which the Indemnified Person becomes entitled as a consequence of the liability, loss, cost, expense, claim, award or judgment), and (C) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date.

(f)    The indemnity in favor of each Party provided in this Section 9.1 shall be for the benefit of and extend to such Party’s present and former Affiliates and its and their directors, officers, members, managers, employees, and agents. Any claim for indemnity under this Section 9.1 by any such Affiliate, director, officer, member, manager, employee, or agent must be brought and administered by a Party to this Agreement. No Indemnified Person other than the WES Parties and the Williams Parties shall have any rights against either the WES Parties or the Williams Parties under the terms of this Section 9.1 except as may be exercised on its behalf by the Williams Parties or the WES Parties, as applicable, pursuant to this Section 9.1(f). The WES Parties and the Williams Parties may each elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Person affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(g)    To the extent permitted by applicable Laws, the Parties shall treat, for Tax purposes, any amounts paid under this Article 9 as a reduction to the purchase price of the assets being transferred by the Party making such payment(s).

9.2    Indemnification Actions. All claims for indemnification under Section 9.1 shall be asserted and resolved as follows:

(a)    For purposes of this Article 9, the term “Indemnifying Person,” when used in connection with particular Damages, shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9, and the term “Indemnified Person,” when used in connection with particular Damages, shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 9.

(b)    To make a claim for indemnification under Section 9.1, an Indemnified Person shall notify the Indemnifying Person of its claim in writing, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim. The failure of any Indemnified Person to give notice of a claim as provided in this Section 9.2 shall not relieve the Indemnifying Person of its obligations under Section 9.1 except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Article 9. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person (it being understood that if the Indemnified Person is ultimately entitled to be indemnified with respect to such Third Party Claim, the cost of filing such motion, answer or other pleading shall be reimbursed by the Indemnifying Person).

(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof, except as otherwise set forth in this Section 9.2, and provided that if the Third Party Claim consists of a criminal proceeding or regulatory proceeding with potential criminal sanctions by any Governmental Body against the Indemnified Person or seeks permanent injunctive or other equitable relief, with respect to the Indemnified Person, the Indemnified Person shall have the option, by notice to the Indemnifying Person within the thirty (30) day period set forth in Section 9.2(c), to control such defense and proceedings (at the cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder). If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Party Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 9.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability with respect to the Third Party Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Party Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third Party Claim and reject the proposed settlement. If the Indemnified Person settles any Third Party Claim, other than a Third Party Claim consisting of a criminal proceeding or regulatory proceeding with potential criminal sanctions by any Governmental Body against the Indemnified Person or seeking permanent injunctive or other equitable relief, over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

9.3    Limitation on Actions.

(a)    The representations and warranties contained herein and given in the agreements, instruments, documents and certificates delivered at the Closing pursuant to this Agreement shall survive the Closing for two (2) years, except for the representations and warranties contained in Section 4.5 (Ownership) and Section 5.5 (Ownership), which shall survive indefinitely. Representations and warranties shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted in writing pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(c)    Any Indemnified Person that becomes aware of a loss for which it seeks indemnification shall be required to use commercially reasonable efforts to mitigate the loss, including taking any actions reasonably requested by the Indemnifying Party, and an Indemnifying Party shall not be liable for any loss to the extent that it is attributable to the Indemnified Party’s failure to use commercially reasonable efforts to mitigate.

(d)    In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing.

ARTICLE 10

MISCELLANEOUS

10.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any signature of this Agreement delivered by a Party by scanned document transmitted by email shall be deemed to be an original signature for all purposes.

10.2    Notice. All notices which are required or may be given pursuant to this Agreement must be given in writing and delivered personally, by courier, or by scanned document transmitted by email (with written confirmation of delivery) or by registered or certified mail, postage prepaid, as follows:

If to the WES Parties:

c/o Western Gas Partners, LP

1201 Lake Robbins Drive

The Woodlands, Texas 77380 (hand delivery)

P.O. Box 1330

Houston, Texas 77251-1330 (mail)

Attn: Donald R. Sinclair

Phone: 832-636-1221

Email: don.sinclair@anadarko.com

With a copy to:

c/o Western Gas Partners, LP

1201 Lake Robbins Drive

The Woodlands, Texas 77380 (hand delivery)

P.O. Box 1330

Houston, Texas 77251-1330 (mail)

Attn: Philip H. Peacock

Phone: 832-636-2439

Email: philip.peacock@anadarko.com

If to Williams Parties:

Williams Partners L.P.

One Williams Center, Suite 4700

Tulsa, Oklahoma 74172-0172

Attention: John Gammie, Assistant General Counsel

Phone: 918-573-2459

Email: john.gammie@williams.com

With a copy to:

Conner & Winters, LLP

4000 One Williams Center

Tulsa, OK 74172-0148

Attention: J. Ryan Sacra

Email: rsacra@cwlaw.com

Either Party may change its address for notices by giving notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

10.3    Expenses. Except as provided in Sections 6.2 and 10.4, all expenses incurred by each Party in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by such Party, shall be borne solely and entirely by such Party.

10.4    Transfer Taxes. All Transfer Taxes, if any, associated with the swap of the interest contemplated by this Agreement will be paid equally by the WES Parties and the Williams Parties.

10.5    Governing Law. This Agreement and any documents delivered pursuant hereto, and the legal relations between the Parties hereunder and thereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflict of laws rules that would refer the matter to the Laws of another jurisdiction.

10.6    Jurisdiction; Waiver of Jury Trial.

(a)    Any legal suit, action or proceeding arising out of or based upon this Agreement, or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, in each case located in the County of New Castle, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(b).

10.7    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

10.8    Waivers. Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by such Party or Parties and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.9    Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party; provided, however, that any Williams Party or WES Party may assign its rights under this Agreement (but not its obligations) to any Affiliate of such Party without the prior consent of the other Parties. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.9 shall be null and void.

10.10    Entire Agreement. This Agreement (including the Exhibits, Attachments and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

10.11    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

10.12    References. In this Agreement:

(a)    References to any gender includes a reference to all other genders;

(b)    References to the singular includes the plural, and vice versa;

(c)    Reference to any Article or Section means an Article or Section of this Agreement;

(d)    Reference to any Exhibit, Attachment or Schedule means an Exhibit, Attachment or Schedule to this Agreement, each of which is incorporated into and made a part of this Agreement;

(e)    Unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; and

(f)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

10.13    Construction. Each Party is a party capable of making such investigation, inspection, review and evaluation of the interests to be conveyed hereunder as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the value, operation and suitability of such interests. Each Party had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. Based on the foregoing, any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

10.14    Limitation on Damages. Notwithstanding anything to the contrary contained in this Agreement, except in connection with (i) any Party’s failure to consummate the transactions contemplated by this Agreement as required by the terms hereof, (ii) causes of action based upon intentional fraud or intentional misrepresentation, and (iii) any such damages claimed by Persons other than the Parties or their Affiliates for which indemnification is available under the terms of this Agreement, in each such case a Party will have all remedies and damages available to it at law or in equity, no Party nor any of their respective Affiliates shall be entitled to punitive, exemplary, consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and, except as otherwise provided in this sentence, each Party, for itself and on behalf of its Affiliates, hereby expressly waive any right to punitive, exemplary, consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby.

10.15    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed or were threatened to be not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. The Parties accordingly agree that, in addition to any other remedy that may be available to it, including monetary damages, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, and to enforce compliance with the covenants and obligations of any other Party, and appropriate injunctive relief shall be granted in connection therewith and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 9.1(c) and Section 9.1(d). Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such Party is entitled at law or in equity.

10.16    Right to Rely. Notwithstanding any other provision of this Agreement, if the transactions contemplated hereby are consummated, each Party expressly reserves the right to seek indemnity or other remedy for any Damages arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, or knowledge or imputed knowledge of such Party or any of its Affiliates and its and their managers, directors, officers, employees and agents in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, because each Party agrees that knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by such Party herein, no Party shall in any action, suit or proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of another Party or any of its Affiliates and its and their managers, directors, officers, employees and agents, through deposition, discovery or otherwise or seek to introduce evidence or argument in any action, suit or proceeding regarding the knowledge or lack of reliance of any other Party or any of its Affiliates and its and their managers, directors, officers, employees and agents prior to the Closing on or with respect to any such representations, warranties or covenants.

10.17    Termination of DBJV Tax Partnership. The Parties acknowledge that WMGS’ conveyance at Closing of its interest in and to the DBJV Interest will cause a termination of DBJV Tax Partnership as illustrated by Internal Revenue Service Revenue Ruling 99-6, and that the DBJV Assets will no longer be considered to be a partnership for federal or state income tax purposes once such conveyance is complete.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties execute this Agreement effective as of the Execution Date.

WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its general partner

By:	/s/ Donald R. Sinclair
Name:	Donald R. Sinclair
Title:	President and Chief Executive Officer

WGR OPERATING, LP

By:	Western Gas Operating, LLC, its general partner

By:	/s/ Donald R. Sinclair
Name:	Donald R. Sinclair
Title:	President and Chief Executive Officer

DELAWARE BASIN JV GATHERING LLC

By:	/s/ Donald R. Sinclair
Name:	Donald R. Sinclair
Title:	President and Chief Executive Officer

WILLIAMS PARTNERS L.P.

By:	WPZ GP LLC, its general partner

By:	/s/ Francis E. Billings
Name:	Francis E. Billings
Title:	Senior Vice President

Signature Page to Interest Swap and Purchase Agreement

WILLIAMS MIDSTREAM GAS SERVICES LLC

By:	/s/ Francis E. Billings
Name:	Francis E. Billings
Title:	Senior Vice President

APPALACHIA MIDSTREAM SERVICES, L.L.C.

By:	/s/ Francis E. Billings
Name:	Francis E. Billings
Title:	Senior Vice President

Signature Page to Interest Swap and Purchase Agreement

EXHIBIT A

DEFINITIONS

“Affiliate” with respect to any Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AMS” has the meaning set forth in the Preamble.

“Area A 2017 True-up Amount” means (a) amounts paid pursuant to the Area A Interest to WGR prior to the Closing Date that are attributable to periods in 2017 minus (b) any capital call and other payments made by WGR pursuant to the Area A Interest during 2017 which are attributable to periods in 2017, and adjusted pro rata in the event that Mitsui and/or Statoil exercise the Area A ROFR. Amounts associated with line items specifically identified in the Outstanding Invoices shall be excluded from the Area A True-up Amount. To the extent permitted by applicable Laws, the Parties shall treat, for Tax purposes, any such amount as an adjustment to the purchase price of the assets being transferred by the WES Parties.

“Area A Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a).

“Area A COOA” has the meaning set forth in the Recitals.

“Area A Interest” has the meaning as set forth in the Recitals.

“Area A ROFR” means the rights of first refusal and participation provided to Mitsui and Statoil pursuant to the Area A COOA.

“Area A ROFR Payment” means $490,566,038 total, in the event both Mistui and Statiol exercise the Area A ROFR and $325,000,000 total in the event only one of Mitsui or Statoil exercise the Area A ROFR.

“Authorized Officer” means, with respect to any act to be performed or duty to be discharged by any Person which is not an individual, any officer or other representative thereof then authorized to perform such act or discharge such duty.

“Business Day” means each calendar day except Saturday, Sunday, and any other day on which banks are generally closed for business in Houston, Texas.

“Claim Notice” has the meaning set forth in Section 9.2(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the fifth (5th) Business Day following the date on which all the conditions to Closing have been met (or are capable of being met), but in no event later than the Termination Date, or such earlier date as agreed to by WPZ and WES, in each case following the satisfaction or waiver of all conditions in Article 7 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Transaction” has the meaning set forth in Section 6.1.

“Damages” has the meaning set forth in Section 9.1(e).

“DBJV” has the meaning set forth in the Preamble.

“DBJV 2017 True-up Amount” means (a) amounts paid pursuant to the DBJV Interest to WMGS prior to the Closing Date that are attributable to periods in 2017, minus (b) any capital call and other payments made by WMGS pursuant to the DBJV Interest during 2017, which are attributable to periods in 2017. Amounts associated with line items specifically identified in the Outstanding Invoices shall be excluded from the Area A True-up Amount. To the extent permitted by applicable Laws, the Parties shall treat, for Tax Purposes, any such amount as an adjustment to the purchase price of the assets transferred by the Williams Parties.

“DBJV Assets” has the meaning set forth in the Recitals.

“DBJV Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(b).

“DBJV COOA” has the meaning set forth in the Recitals.

“DBJV Interest” has the meaning set forth in the Recitals.

“DBJV Tax Partnership” means the tax partnership under that Tax Partnership Agreement of Delaware Basin Gathering System JV, between DBJV and WMGS, entered into on March 10, 2015, and which was assigned federal employer identification number 32-0459019.

“Effective Time” means 12:01 a.m., United States of America central time, on January 1, 2017.

“Encumbrance” means, with respect to any interest, property or asset, any mortgage, lien, pledge, charge, security interest, option, preemptive right, participation, right of first refusal or first offer, proxy, levy, voting trust or agreement, encumbrance, or other adverse claim or restriction on title or transfer of any nature whatsoever.

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Exclusive Representations and Covenants” has the meaning set forth in Section 9.1(c).

“Execution Date” has the meaning set forth in the Preamble.

“GAAP” means US generally accepted accounting principles, consistently applied.

“Government Authorizations” has the meaning set forth in Section 6.2(a).

“Governmental Body” means any domestic or foreign national, state, local, municipal, or other government, and any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or governmental tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the accompanying rules and regulations.

“Indemnified Person” has the meaning set forth in Section 9.2(a).

“Indemnifying Person” has the meaning set forth in Section 9.2(a).

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, restrictions, decrees, common law, directives, judgments, injunctions, writs, awards, codes and other legal requirements of, or issued by, any Governmental Body.

“Losses” means all claims, liabilities, losses, causes of action, judgments, demands, settlements, taxes, fines, penalties, damages, obligations, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ consultants’ and experts’ fees, court costs, and other costs of suit.

“Material Adverse Effect” means, any event, occurrence, fact, condition or change that is or could be reasonably expected to become, individually or in the aggregate, with all other such events, occurrences, facts, conditions or changes, materially adverse to the ownership, operation, business, assets, liabilities, results of operations, financial condition or value of the DBJV Interest or Area A Interest (as applicable), as currently operated, taken as a whole; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(A)    changes in hydrocarbon prices;

(B)    any change affecting the oil and gas industry generally;

(C)    any change in the economy or the financial, capital or energy markets generally in the United States or elsewhere in the world, including changes generally in supply, demand, price levels or interest or exchange rates;

(D)    any change in Law or in GAAP or interpretations thereof or accounting standards, governmental policy or political conditions;

(E)    any labor strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor disputes;

(F)    any change in general regulatory or political conditions, including acts of war, sabotage, armed hostilities or terrorism, embargo, sanctions or interruption of trade, or any escalation or worsening of any acts of war, sabotage, armed hostilities or terrorism, embargo, sanctions or interruption of trade;

(G)    any change in the financial condition or results of operation of any Party or its Affiliates, or of the DBJV Interest or Area A Interest;

(H)    any failure of any assumptions, estimates or projections relating to any Party or its Affiliates or to the DBJV Interest or Area A Interest to be accurate (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

(I)    the announcement of the execution, or the pendency, of this Agreement or the performance of obligations under this Agreement;

(J)    any natural disasters or acts of God; or

(K)    any actions or inactions of such Party consented to by the other Party;

provided further, however, that any event, occurrence, fact, condition or change referred to in the immediately preceding clauses (A), (B), (C), (D), (E), (F), or (J) shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent such event, occurrence, fact, condition or change adversely affects the DBJV Interest or the Area A Interest (as applicable) in a disproportionate manner relative to other companies operating in the industries in which the business underlying such interest operates.

“Mitsui” has the meaning set forth in the Recitals.

“Mitsui ROFR Non-Participation Notice” means a written communication from Mitsui, in form and substance reasonably satisfactory to the WES Parties and the Williams Parties, waiving or otherwise declining to participate in or exercise, all participation rights, including rights of first refusal, under the Area A COOA with respect to the transactions contemplated by this Agreement.

“Outstanding Invoices” means the invoices, line items and underlying obligations associated with the WES Outstanding Invoices Amount and the Williams Outstanding Invoices Amount.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“ROFR Exercise Agreement” has the meaning set forth in Section 7.2(h).

“Shell Arbitration” means the disputes and arbitration described by the Arbitration Agreement dated September 26, 2016, by and between SWEPI LP and Delaware Basin JV Gathering, LLC.

“Statoil” has the meaning set forth in the Recitals.

“Statoil ROFR Non-Participation Notice” means a written communication from Statoil, in form and substance reasonably satisfactory to the WES Parties and the Williams Parties, waiving or otherwise declining to participate in or exercise, all participation rights, including rights of first refusal, under the Area A COOA with respect to the transactions contemplated by this Agreement.

“Tax” and “Taxes” mean all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, value-added or withholding taxes or other taxes imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto except insofar as such interest, penalties or additional amounts are attributable to the delay or default of a Person seeking indemnification therefor.

“Tax Return” means any return, report or other information required to be supplied to a Governmental Body in connection with Taxes, or amendment thereto.

“Termination Date” means June 1, 2017.

“Third Party Claim” has the meaning set forth in Section 9.2(b).

“Transfer Taxes” means all sales, use, VAT, business transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, or similar taxes and fees.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, as such regulations may be amended from time to time.

“Underlying Agreements” means the Area A COOA and the DBJV COOA.

“WES” has the meaning set forth in the Preamble.

“WES Closing Amount” has the meaning set forth in Section 2.1(b).

“WES Outstanding Invoices Amount” means the sum of the amounts listed in Schedule 2.1(b). To the extent permitted by applicable Laws, the Parties shall treat, for Tax purposes, the payment of any such amount as the settlement of pre-existing liabilities between the Parties.

“WES Party” and “WES Parties” have the meaning set forth in the Preamble.

“WGR” has the meaning set forth in the Preamble.

“Williams Closing Amount” has the meaning set forth in Section 2.2(b).

“Williams Outstanding Invoices Amount” means the sum of the amounts listed in Schedule 2.2(b). To the extent permitted by applicable Laws, the Parties shall treat, for Tax purposes, the payment of any such amount as the settlement of pre-existing liabilities between the Parties.

“Williams Party” and “Williams Parties” have the meaning set forth in the Preamble.

“WMGS” has the meaning set forth in the Preamble.

“WPZ” has the meaning set forth in the Preamble.

“$” means United States dollars.